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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
Assisted Living Concepts, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-2352) on Form S-8 of Assisted Living Concepts, Inc. of our report dated February 13, 1998, relating to the consolidated balance sheets of Assisted Living Concepts, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Assisted Living Concepts, Inc.


/s/ KPMG Peat Marwick LLP

March 30, 1998